Exhibit 99.01

Valero Energy Partners LP Reports 2017 First Quarter Results

•	Reported net income attributable to partners of $58 million and EBITDA attributable to the Partnership of $79 million.

•	Reported net cash provided by operating activities of $75 million and distributable cash flow of $74 million.

•	Increased cash distribution by 5.2 percent to $0.4275 per unit, with distribution coverage ratio of 1.9x.

•	Successfully integrated the previously announced Red River pipeline segment acquisition.

SAN ANTONIO, April 28, 2017 – Valero Energy Partners LP (NYSE: VLP, the “Partnership”) today reported first quarter 2017 net income attributable to partners of $58 million, or $0.72 per common limited partner unit, and earnings before interest, income taxes, depreciation, and amortization (“EBITDA”) attributable to the Partnership of $79 million. The Partnership reported net cash provided by operating activities of $75 million and distributable cash flow of $74 million. The distribution coverage ratio for the first quarter was 1.9x.

“Our team continues to operate safely and reliably, which supports our ability to deliver solid distribution growth,” said Joe Gorder, Chairman and Chief Executive Officer of VLP’s general partner.

The Partnership is targeting annual distribution growth of 25 percent for 2017 and at least 20 percent for 2018.

On April 20, the board of directors of VLP’s general partner declared a first quarter 2017 cash distribution of $0.4275 per unit. This distribution represents a 5.2 percent increase from the fourth quarter of 2016.

Financial Results
Revenues were $106 million for the first quarter of 2017 compared to $79 million for the first quarter of 2016. Operating expenses were $24 million, general and administrative expenses were $4 million, and depreciation expense was $12 million, all of which were in line with the first quarter of 2016. Revenues were higher in the first quarter of 2017 compared to the first quarter of 2016 primarily due to contributions from the McKee, Meraux, and Three Rivers terminals, which were acquired subsequent to the first quarter of last year, and the Red River pipeline segment, which was acquired in January 2017.

Liquidity and Financial Position
As of March 31, 2017, the Partnership had $786 million of total liquidity consisting of $66 million in cash and cash equivalents and $720 million available on its revolving credit facility. Capital expenditures attributable to the Partnership in the first quarter of 2017 were $9 million, including $7 million for expansion and $2 million for maintenance.

“We’re executing on several organic growth projects in the Gulf Coast and are pleased with their progress,” said Gorder. “We’re continuing to invest in logistics assets that optimize Valero’s feedstock and product flexibility.”

The Partnership reaffirmed its expectation for 2017 capital expenditures of approximately $49 million, including $14 million for maintenance and $35 million for expansion.

Conference Call
The Partnership’s senior management will host a conference call at 10 a.m. ET today to discuss this earnings release. A live broadcast of the conference call will be available on the Partnership’s website at www.valeroenergypartners.com.

About Valero Energy Partners LP
Valero Energy Partners LP is a master limited partnership formed by Valero Energy Corporation to own, operate, develop and acquire crude oil and refined products pipelines, terminals, and other transportation and logistics assets. With headquarters in San Antonio, the Partnership’s assets include crude oil and refined petroleum products pipeline and terminal systems in the Gulf Coast and Mid-Continent regions of the United States that are integral to the operations of 10 of Valero’s refineries. Please visit www.valeroenergypartners.com for more information.

Contacts
Investors:
John Locke, Vice President – Investor Relations, 210-345-3077
Karen Ngo, Senior Manager – Investor Relations, 210-345-4574
Tom Mahrer, Manager – Investor Relations, 210-345-1953
Media:
Lillian Riojas, Director – Media and Communications, 210-345-5002

Safe-Harbor Statement
This release contains forward-looking statements within the meaning of federal securities laws. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Partnership’s control and are difficult to predict. These statements are often based upon various assumptions, many of which are based, in turn, upon further assumptions, including examination of historical operating trends made by the management of the Partnership. Although the Partnership believes that these assumptions were reasonable when made, because assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond its control, the Partnership cannot give assurance that it will achieve or accomplish these expectations, beliefs or intentions.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in the Partnership’s filings with the SEC, including the Partnership’s annual reports on Form 10-K and quarterly reports on Form 10-Q available on the Partnership’s website at www.valeroenergypartners.com. These risks could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.

Use of Non-GAAP Financial Information
This earnings release includes the terms “EBITDA,” “distributable cash flow,” and “coverage ratio.” These terms are supplemental financial measures that are not defined under United States generally accepted accounting principles (GAAP). We reconcile these non-GAAP measures to the most directly comparable GAAP measures in the tables that accompany this release. In note (k) to the tables that accompany this release, we disclose the reasons why we believe our use of the non-GAAP financial measures in this release provides useful information.

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
(thousands of dollars, except per unit amounts)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Statement of income data (a):
Operating revenues – related party (b)	$105,816	$78,767
Costs and expenses:
Operating expenses (c)	23,545	24,286
General and administrative expenses (d)	3,830	4,365
Depreciation expense (e)	11,775	11,512
Total costs and expenses	39,150	40,163
Operating income	66,666	38,604
Other income, net	64	77
Interest and debt expense, net of capitalized interest (f)	(8,289)	(2,659)
Income before income taxes	58,441	36,022
Income tax expense	304	242
Net income	58,137	35,780
Less: Net loss attributable to Predecessor	—	(7,518)
Net income attributable to partners	58,137	43,298
Less: General partner’s interest in net income	9,467	3,504
Limited partners’ interest in net income	$48,670	$39,794

Net income per limited partner unit (basic and diluted):
Common units	$0.72	$0.61
Subordinated units (g)	$—	$0.61

Weighted-average limited partner units outstanding (basic and diluted) (in thousands):
Common units – public	21,977	21,501
Common units – Valero	45,687	15,019
Subordinated units – Valero (g)	—	28,790

See Notes to Earnings Release Tables on Table Page 5.

Table Page 1

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
(thousands of dollars, except per unit and per barrel amounts)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Operating highlights (a):
Pipeline transportation:
Pipeline transportation revenues (b)	$23,175	$20,245
Pipeline transportation throughput (BPD) (h)	962,200	918,936
Average pipeline transportation revenue per barrel (i) (j)	$0.27	$0.24
Terminaling:
Terminaling revenues (b)	$82,506	$58,387
Terminaling throughput (BPD)	2,734,478	1,849,858
Average terminaling revenue per barrel (i)	$0.34	$0.35
Storage revenues	$135	$135
Total operating revenues – related party	$105,816	$78,767
Capital expenditures (a):
Maintenance	$2,038	$2,845
Expansion	6,979	4,355
Total capital expenditures	9,017	7,200
Less: Capital expenditures attributable to Predecessor	—	933
Capital expenditures attributable to Partnership	$9,017	$6,267
Other financial information:
Net cash provided by operating activities	$74,718	$45,512
Distributable cash flow (k)	$73,662	$51,097
Distribution declared per unit	$0.4275	$0.3400
Distribution declared:
Limited partner units – public	$9,610	$7,315
Limited partner units – Valero	19,531	15,143
General partner units – Valero	8,902	3,150
Total distribution declared	$38,043	$25,608
Distribution coverage ratio: Distributable cash flow divided by total distribution declared (k)	1.94x	2.00x

	March 31,	December 31,
	2017	2016
Balance sheet data:
Cash and cash equivalents	$65,724	$71,491
Total assets	1,038,856	971,909
Debt and capital lease obligations, less current portion	895,057	895,355
Total debt and capital lease obligations	895,057	895,355
Partners’ capital	122,265	55,824
Working capital	76,047	84,688

See Notes to Earnings Release Tables on Table Page 5.

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VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
RECONCILIATION OF NON-GAAP MEASURES TO MOST COMPARABLE AMOUNTS
REPORTED UNDER U.S. GAAP (k)
(thousands of dollars)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Reconciliation of net income to EBITDA and distributable cash flow (a) (k):
Net income	$58,137	$35,780
Plus:
Depreciation expense	11,775	11,512
Interest and debt expense, net of capitalized interest	8,289	2,659
Income tax expense	304	242
EBITDA	78,505	50,193
Less: EBITDA attributable to Predecessor	—	(5,394)
EBITDA attributable to Partnership	78,505	55,587
Plus:
Adjustments related to minimum throughput commitments	(897)	14
Less:
Cash interest paid	1,908	2,502
Maintenance capital expenditures attributable to Partnership	2,038	2,002
Distributable cash flow	$73,662	$51,097

Reconciliation of net cash provided by operating activities to EBITDA and distributable cash flow (a) (k):
Net cash provided by operating activities	$74,718	$45,512
Plus:
Changes in current assets and current liabilities	(4,368)	1,986
Changes in deferred charges and credits and other operating activities, net	(358)	(111)
Interest and debt expense, net of capitalized interest	8,289	2,659
Current income tax expense	224	147
EBITDA	78,505	50,193
Less: EBITDA attributable to Predecessor	—	(5,394)
EBITDA attributable to Partnership	78,505	55,587
Plus:
Adjustments related to minimum throughput commitments	(897)	14
Less:
Cash interest paid	1,908	2,502
Maintenance capital expenditures attributable to Partnership	2,038	2,002
Distributable cash flow	$73,662	$51,097

See Notes to Earnings Release Tables on Table Page 5.

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VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
(thousands of dollars, except per unit amounts)
(unaudited)

The following table presents our statement of income for the three months ended March 31, 2016. Our financial results have been adjusted for the acquisitions of the McKee Terminal Services Business and the Meraux and Three Rivers Terminal Services Business. See Note (a) of Notes to Earnings Release Tables for a discussion of the basis of this presentation.

	Three Months Ended March 31, 2016
	Valero Energy Partners LP (Previously Reported)	McKee Terminal Services Business	Meraux and Three Rivers Terminal Services Business	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party	$78,767	$—	$—	$78,767
Costs and expenses:
Operating expenses	19,096	1,781	3,409	24,286
General and administrative expenses	4,161	67	137	4,365
Depreciation expense	9,388	1,233	891	11,512
Total costs and expenses	32,645	3,081	4,437	40,163
Operating income (loss)	46,122	(3,081)	(4,437)	38,604
Other income, net	77	—	—	77
Interest and debt expense, net of capitalized interest	(2,659)	—	—	(2,659)
Income (loss) before income taxes	43,540	(3,081)	(4,437)	36,022
Income tax expense	242	—	—	242
Net income (loss)	43,298	(3,081)	(4,437)	35,780
Less: Net loss attributable to Predecessor	—	(3,081)	(4,437)	(7,518)
Net income attributable to partners	$43,298	$—	$—	$43,298

See Notes to Earnings Release Tables on Table Page 5.

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VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES

(a)
References to “Partnership,” “we,” “us,” or “our” refer to Valero Energy Partners LP, one or more of its subsidiaries, or all of them taken as a whole. For businesses that we acquired from Valero, those terms refer to Valero Energy Partners LP Predecessor, our Predecessor for accounting purposes. References in these notes to “Valero” may refer to Valero Energy Corporation, one or more of its subsidiaries, or all of them taken as a whole, other than Valero Energy Partners LP, any of its subsidiaries, or its general partner.

We acquired the following businesses from Valero in 2016:

•	On September 1, 2016, we acquired the Meraux and Three Rivers Terminal Services Business for total consideration of $325.0 million.

•	On April 1, 2016, we acquired the McKee Terminal Services Business for total consideration of $240.0 million.
Each acquisition was accounted for as the transfer of a business between entities under the common control of Valero. Accordingly, the statement of income data, operating highlights, and capital expenditures data have been retrospectively adjusted to include the historical results of operations of the acquired businesses for periods prior to their dates of acquisition.

(b)
The increase in operating revenues in the three months ended March 31, 2017 compared to the three months ended March 31, 2016 was due primarily to $22.5 million of revenues generated by the acquired businesses described in Note (a) and $2.0 million of revenues generated by our Red River crude system. Prior to being acquired by us, the businesses described in Note (a) did not charge Valero for services provided and did not generate revenues. Effective with the date of each acquisition, we entered into additional schedules to our commercial agreements with Valero with respect to the services we provide to Valero using the assets of the acquired businesses. This resulted in new charges for terminaling services provided by these assets. In addition, effective January 18, 2017, we acquired a 40 percent undivided interest in (i) the newly constructed Hewitt segment of Plains All American L.P.’s Red River pipeline, (ii) two 150,000 shell barrel capacity tanks located at Hewitt Station, and (iii) a pipeline connection from Hewitt Station to Wasson Station (collectively, Red River crude system).

(c)
The decrease in operating expenses in the three months ended March 31, 2017 compared to the three months ended March 31, 2016 was due primarily to lower maintenance expense of $1.1 million at the St. Charles and Meraux terminals, which was mainly related to inspection activity in the 2016 period. This decrease was partially offset by operating expenses of $459,000 related to our Red River crude system, which was acquired in the first quarter of 2017.

(d)
The decrease in general and administrative expenses in the three months ended March 31, 2017 compared to the three months ended March 31, 2016 was due primarily to lower transaction costs of $375,000 associated with the acquisition of businesses from Valero and lower public company costs of $245,000. These decreases were partially offset by incremental costs of $124,000 related to the management fee charged to us by Valero for our acquisitions in 2016 described in Note (a).

(e)
The increase in depreciation expense in the three months ended March 31, 2017 compared to the three months ended March 31, 2016 was attributed primarily to depreciation expense recognized on the assets that compose our Red River crude system, which was acquired in the first quarter of 2017.

(f)
The increase in “interest and debt expense, net of capitalized interest” in the three months ended March 31, 2017 compared to the three months ended March 31, 2016 was due to incremental borrowings of $139.0 million and $210.0 million under our revolving credit facility in connection with the acquisitions described in Note (a) and to incremental interest expense incurred on $500.0 million of 4.375% senior notes due December 2026, which we issued in December 2016. Interest expense on the incremental borrowings was approximately $2.0 million in the three months ended March 31, 2017. We used the proceeds of the senior notes to repay $494.0 million of outstanding borrowings under our revolving credit facility. The interest rate on these senior notes is higher than our revolving

Table Page 5

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES (Continued)

credit facility, thereby increasing the effective interest rate in 2017. Incremental interest expense resulting from these senior notes was approximately $2.6 million in the three months ended March 31, 2017.

(g)
The requirements under our partnership agreement for the conversion of all of our outstanding subordinated units into common units were satisfied upon the payment of our quarterly cash distribution on August 9, 2016. Therefore, effective August 10, 2016, all of our subordinated units, which were owned by Valero, were converted on a one-for-one basis into common units. The conversion of the subordinated units does not impact the amount of cash distributions paid or the total number of outstanding units. The subordinated units were only allocated earnings generated by us through the conversion date.

(h)
Represents the sum of volumes transported through each separately tariffed pipeline segment divided by the number of days in the period. The increase in pipeline transportation throughput in the three months ended March 31, 2017 compared to the three months ended March 31, 2016 was due primarily to volumes at our Red River crude system, which was acquired in the first quarter of 2017.

(i)
Management uses average revenue per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by throughput for the period. Throughput is derived by multiplying the throughput barrels per day (BPD) by the number of days in the period. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance.

(j)
Average pipeline transportation revenue per barrel was higher in the three months ended March 31, 2017 compared to the three months ended March 31, 2016 due primarily to higher transportation revenue per barrel generated by our Red River crude system, which was acquired in the first quarter of 2017.

(k)	Defined terms are as follows:

•	EBITDA is defined as net income less income tax expense, interest expense, and depreciation expense.

•
Distributable cash flow is defined as EBITDA less (i) EBITDA attributable to Predecessor and cash payments during the period for interest, income taxes, and maintenance capital expenditures; plus (ii) adjustments related to minimum throughput commitments, capital projects prefunded by Valero, and certain other items.

•	Distribution coverage ratio is defined as the ratio of distributable cash flow to the total distribution declared.

These terms are not defined under United States (U.S.) generally accepted accounting principles (GAAP) and are considered non-GAAP measures. Management has defined these terms and believes that the presentation of the associated measures is useful to external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies, to:

•	describe our expectation of forecasted earnings;

•
assess our operating performance as compared to other publicly traded limited partnerships in the transportation and logistics industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	assess the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

•	assess our ability to incur and service debt and fund capital expenditures; and

•	assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Table Page 6

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES (Continued)

We believe that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. The U.S. GAAP measures most directly comparable to EBITDA are net income and net cash provided by operating activities. EBITDA should not be considered an alternative to net income or net cash provided by operating activities presented in accordance with U.S. GAAP. EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income or net cash provided by operating activities. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

We use distributable cash flow to measure whether we have generated from our operations, or “earned,” an amount of cash sufficient to support the payment of the minimum quarterly distributions. Our partnership agreement contains the concept of “operating surplus” to determine whether our operations are generating sufficient cash to support the distributions that we are paying, as opposed to returning capital to our partners. Because operating surplus is a cumulative concept (measured from our initial public offering (IPO) date and compared to cumulative distributions from the IPO date), we use distributable cash flow to approximate operating surplus on a quarterly or annual, rather than a cumulative, basis. As a result, distributable cash flow is not necessarily indicative of the actual cash we have on hand to distribute or that we are required to distribute.

We use the distribution coverage ratio to reflect the relationship between our distributable cash flow and the total distribution declared.

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